                                                                    EXHIBIT 10.5

                      TECHNICAL COMMUNICATIONS CORPORATION
                                 EMPLOYMENT AGREEMENT


                                              Effective as of February 12, 2001


TO:  Mr. Michael Malone
     c/o Technical Communications Corporation
     100 Domino Drive
     Concord, Massachusetts 01742

     This Agreement is intended to state the terms of your employment with Technical Communications Corporation, a Massachusetts corporation (the "Company"). The Company hereby agrees with you as follows:

     1.   POSITION AND RESPONSIBILITIES.
          -----------------------------

          1.1 You shall serve as Chief Financial Officer for the Company and shall perform the duties customarily associated with such capacity from time to time and at such place or places as the Company shall designate are appropriate and necessary in connection with such employment.

          1.2 You will, to the best of your ability, devote your best efforts to the performance of your duties hereunder and the business and affairs of the Company. You agree to perform such duties as may be assigned to you by the Company's Chief Executive Officer or the Company's Board of Directors from time to time.

          1.3 You will duly, punctually, and faithfully perform and observe any and all rules and regulations which the Company may now or shall hereafter establish governing the conduct of its business.

     2.   TERM OF EMPLOYMENT.
          ------------------

          2.1 The term of this Agreement shall be for the period of years set forth on Exhibit A annexed hereto commencing with the date hereof. Thereafter, this Agreement shall be automatically renewed for successive periods of one (1) year, unless you or the Company give written notice of termination of your employment or non-renewal of this agreement. Your employment with the Company may be terminated at any time as provided in Section 2.2 or 2.4 of this Agreement.
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          2.2  The Company shall have the right, on written notice to you, to terminate your employment:

               (a) immediately at any time for Cause (as hereinafter defined);
                   or

               (b)  at any time without Cause.

          2.3  For purposes of Section 2.2, the term "Cause" shall mean:

               (a) Your failure or refusal to perform the services specified herein, or to carry out any lawful directions of the Board of Directors of the Company with respect to the services to be rendered or the manner of rendering such services by you;

               (b)  conviction of a felony;

               (c) fraud or embezzlement involving the assets of the Company, its customers, suppliers or affiliates;

               (d)  gross negligence or willful misconduct;

               (e) inability for a continuous period of at least one hundred eighty (180) days in the aggregate during any 360-day period to perform duties hereunder due to a physical or mental disability that is incapable of reasonable accommodation under applicable law, including but not limited to the Americans with Disabilities Act of 1990, as amended; or

               (f)  breach of any term of this Agreement other than as noted in
                    (a) above.

     Further, any dispute, controversy, or claim arising out of, in connection with, or in relation to this definition of "Cause" shall be settled by arbitration in Boston, Massachusetts, pursuant to the Commercial Rules then in effect of the American Arbitration Association and in no other place. Any award or determination shall be final, binding, and conclusive upon the parties, and a judgment rendered may be entered in any court having jurisdiction thereof. You and the Company knowingly waive any and all rights to a jury trial in any form. Each party shall bear its own expenses relating to the arbitration, unless otherwise determined in arbitration.

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          2.4  You shall have the right to terminate your employment under this Agreement upon prior written notice to the Company. Such notice shall contain the termination date of your employment (your last date of employment in all cases under this Agreement is hereby defined as the "Termination Date"). In the event you terminate this Agreement, you will be paid the portion of your Base Salary earned and accrued through the termination date, less applicable taxes, other required withholdings, and any amounts you may owe the Company, plus all accrued but unpaid expenses and vacation time.

          2.5 In the event the Company terminates your employment or chooses not to renew your employment, the Company shall be obligated to pay you as Severance Pay (defined as one of the following, as applied to the facts):

               (a) In the event of your termination by the Company without Cause, you shall be paid severance in an amount equal to the greater of six
     (6) months' Base Salary at the then current level (as set forth on Exhibit A attached hereto) or your Base Salary for the remaining Term of this Agreement, less applicable taxes, other required withholdings, and any amounts you may owe the Company, plus all accrued but unpaid expenses and vacation time; or

               (b) In the event the Company notifies you of its intent not to renew this Agreement, you will be guaranteed, at the Company's option, at will employment for six (6) months or paid severance at an amount equal to six (6) months' Base Salary at the then current level (as set forth on Exhibit A attached hereto), less applicable taxes, other required withholdings, and any amounts you may owe the Company, plus all accrued but unpaid expenses and vacation time; or

               (c) In the event of your termination by the Company for Cause, you shall be entitled to no Severance Pay.

In all circumstances arising under Section 2.4 or this Section 2.5, you agree that at the time of your leaving the employ of the Company, the Company has a right of set-off against all monies, salary, expenses, or other payments owed to you as of that date with respect to any and all amounts owed by you to the Company.

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          2.6  In the event of a Change in Control (as hereinafter defined) of the Company where you (i) resign within six (6) months after such event, or (ii) are terminated without Cause by the Company within six (6) months after such event, any unvested option shares held by you shall automatically vest and become immediately exercisable, and you shall be entitled to receive severance in an amount, payable in a lump sum within thirty (30) days after the effective date of such resignation or termination, equal to six (6) months' Base Salary at the then current level (as set forth on Exhibit A attached hereto), less applicable taxes, other required withholdings, and any amounts you may owe the Company, plus all accrued but unpaid expenses and vacation time (the "Change in Control Payment"). [IN THE EVENT THAT ANY PAYMENT TO BE RECEIVED BY YOU PURSUANT TO THIS SECTION 2.6 OR THE VALUE OF ANY ACCELERATION RIGHT IN ANY COMPANY STOCK OPTIONS YOU MAY HOLD IN CONNECTION WITH THE CHANGE IN CONTROL OF THE COMPANY WOULD BE SUBJECT TO AN EXCISE TAX PURSUANT TO SECTION 4999 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), WHETHER IN WHOLE OR IN PART AS A RESULT OF BEING AN "EXCESS PARACHUTE PAYMENT" WITHIN THE MEANING OF SUCH TERM IN SECTION 280G(B) OF THE CODE, THE AMOUNT PAYABLE UNDER THIS SECTION
2.6 SHALL BE INCREASED (GROSSED UP) TO COVER THE EXCISE TAX LIABILITY DUE UNDER THE SECTION 4999 OF THE CODE. NOTWITHSTANDING THE PRECEDING SENTENCE, (A) NO PORTION OF SUCH CHANGE IN CONTROL PAYMENT OR ANY ACCELERATION RIGHT WHICH TAX COUNSEL, SELECTED BY THE COMPANY'S INDEPENDENT AUDITORS AND ACCEPTABLE TO YOU, DETERMINES NOT TO CONSTITUTE A "PARACHUTE PAYMENT" WITHIN THE MEANING OF SECTION 280G(B)(2) OF THE CODE WILL BE TAKEN INTO ACCOUNT AND (B) NO PORTION OF THE CHANGE IN CONTROL PAYMENT WHICH TAX COUNSEL, SELECTED BY THE COMPANY'S INDEPENDENT AUDITORS AND ACCEPTABLE TO YOU, DETERMINED TO BE REASONABLE COMPENSATION FOR SERVICES RENDERED WITHIN THE MEANING OF SECTION 280G(B)(4) OF THE CODE WILL BE TAKEN INTO ACCOUNT.]

          2.7 For purposes of Section 2.6 the term "Change in Control" shall mean the occurrence of any of the following:

               (a) any person or entity, including a "group" as defined in
Section 13(d) of the Securities Exchange Act of 1934, as amended, other than the Company, a wholly owned subsidiary of the Company, or any employee benefit plan of the Company or its subsidiaries, becomes the beneficial owner of the Company's securities having fifty-one percent (51%) or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election for directors of the Company; or

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          (b) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of directors of the Company or such other corporation or entity after such transaction, are held in the aggregate by holders of the Company's securities entitled to vote generally in the election of directors of the company immediately prior to such transaction; or

          (c) the approval of the stockholders of the Company of a plan of liquidation.

     3.   COMPENSATION.  You shall receive the compensation and benefits set
          ------------
forth on Exhibit A hereto ("Compensation") for all services to be rendered by you hereunder.

     4.   CONFIDENTIALITY.
          ---------------

          4.1 You agree at all times during the term of your employment and thereafter to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Company, any Proprietary Information of the Company. "Proprietary Information" means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research and development information, product plans, products, services, customer lists and customers (including, but not limited to customers of the Company on whom you called or with whom you became acquainted during the term of your employment), suppliers, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering information, hardware configuration information, marketing information, costs, pricing, finances or other business information disclosed to you by the Company either directly or indirectly in writing, orally or by drawings or inspection of parts or equipment. Proprietary Information does not include any of the foregoing items that have become publicly known and made generally available through no wrongful act of yours. You further agree that all Proprietary Information shall at all times remain the property of the Company.

          4.2 You agree that any and all information generated by you during working hours, or on Company property, or by the use of any Company assets, whether in electronic or physical form, is and shall remain the property of the

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Company, and that the Company has the right of access to any information belonging to you that is at any time stored in Company equipment, or on Company property, in any form, including the right to inspect the contents of briefcases, handbags, and the like.

          4.3 You agree that at the time of your leaving the employ of the Company, you will immediately deliver to the Company (and will not keep in your possession or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items, containing Proprietary Information or otherwise belonging to the Company, its successors or assigns.

          4.4 You agree that you will not, during your employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity, if any, with which you have an agreement or duty to keep such information in confidence, and that you will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity.

          4.5 You recognize that the Company has received and in the future will receive from third parties their trade secrets or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information to use it only for certain limited purposes. You agree to hold all such trade secrets or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company's agreement with such third party.

     5.   NON-COMPETITION.
          ---------------

     THIS SECTION MAY AFFECT YOUR RIGHT TO ACCEPT EMPLOYMENT WITH OTHER COMPANIES SUBSEQUENT TO YOUR EMPLOYMENT BY THE COMPANY.

          5.1  For the purpose of this Section:

               (i) "Competing Product" means any product, process or service of any person or organization other than the Company, in existence or under development, which is (A) identical to, substantially the same as, or an adequate substitute for any product, process or service of the Company, in existence or under development, on which you worked during the last two (2) years of your employment with the Company or about which you acquired Proprietary Information and (B) which is (or could reasonably be anticipated to be) marketed or distributed in such a manner and in such a geographic area as to actually compete with such product, process or service of the Company.

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               (ii) "Competing Organization" means any person or organization, including yourself, engaged in, or about to become engaged in, research on or the acquisition, development, production, distribution, marketing, or providing of, a Competing Product.

          5.2 As a material inducement to the Company to employ you and to continue to employ you, and in order to protect the Company's Proprietary Information and good will, you agree to the following stipulations:

               (i) You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

               (ii) In the event you terminate (or do not renew) this Agreement, then you will not directly or indirectly, participate or engage in, solicit, deliver or accept business relating in any manner to Competing Products or to products, processes or services of the Company from or with any of the customers or accounts of the Company with which you had any contact as a result of your employment with the Company for a period which is the greater of (A) six (6) months commencing with the Termination Date, or (B) the balance of the Term of this Agreement (both A or B being a "Non-compete Period").

               (iii) In the event the Company terminates without Cause (or does not renew) this Agreement, then you will not directly or indirectly, participate or engage in, solicit, deliver or accept business relating in any manner to Competing Products or to products, processes or services of the Company from or with any of the customers or accounts of the Company with which you had any contact as a result of your employment with the Company for a period which is the greater of (A) six (6) months commencing with the Termination Date, or (B) the balance of the Term of this Agreement (both A or B being a "Non-compete Period").

               (iv) In the event the Company terminates your employment with Cause, then, you will not, directly or indirectly, participate or engage in, solicit, deliver or accept business relating in any manner to Competing Products or to products, processes or services of the Company from or with any of the customers or accounts of the Company with which you had any contact as a result of your employment with the Company for a period of six (6) months commencing with the Termination Date (a "Non-compete Period").

               (v) During any Non-compete Period you will not render services, directly or indirectly, as an employee, consultant or otherwise, to any Competing Organization in connection with research on, or the acquisition,

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development, production, distribution, marketing, sale or provision of any
Competing Product.

               (vi) During any Non-compete Period you will not, directly or indirectly: (a) induce any employee of the Company to leave the Company's employment; (b) assist any other person or entity in requesting or inducing any such employee of the Company to leave such employment; or (c) induce or attempt to induce any employee of the Company to join with you in any capacity, direct or indirect.

          5.3 You agree that the restrictions set forth in this Section 5 are fair and reasonable and are reasonably required for the protection of the interests of the Company. However, should an arbitrator or court nonetheless determine at a later date that such restrictions are unreasonable in light of the circumstances as they then exist, then you agree that this Section 5 shall be construed in such a manner as to impose on you such restrictions as may then be reasonable and sufficient to assure the Company of the intended benefits of this Section.

          5.4 Notwithstanding the provisions of this Section 5, the Board of Directors may, in its sole discretion, permit you to accept employment with a Competing Organization.

     6.  OTHER EMPLOYERS.  You represent and warrant that your employment by the
         ----------------
Company will not conflict with and will not be constrained by any prior or current employment, consulting agreement or other relationship whether oral or written. You represent and warrant that you do not possess confidential information arising out of any such employment, consulting agreement or relationship which, in your best judgment, would be utilized in connection with your employment by the Company.

     7.   ASSIGNMENT OF INVENTIONS.
          ------------------------

          7.1 Except as set forth in Section 7.3 of this Agreement, you hereby acknowledge and agree that the Company is the owner of all Inventions (as hereinafter defined). In order to protect the Company's rights to such Inventions, by executing this Agreement you hereby irrevocably assign to the Company all of your right, title and interest in and to all Inventions to the Company.

          7.2 For purposes of this Agreement, "Inventions" shall mean all discoveries, processes, designs, technologies, devices, or improvements in any of the foregoing or other ideas, whether or not patentable and whether or not reduced to practice, made or conceived by you (whether solely or jointly with others) during or prior to the period of your employment with the Company, which relate in any manner to the actual or demonstrably anticipated business, work,

                                    8 of 13
or research and development of the Company, or result from or are suggested by any task assigned to you or any work performed by you for or on behalf of the Company.

          7.3 You agree that in connection with any Invention, you will promptly disclose such Invention to your immediate superior at the Company in order to permit the Company to enforce its property rights to such Invention in accordance with this Agreement. Your disclosure shall be received in confidence by the Company.

          7.4 Upon request, you agree to assist the Company or its nominee (at its expense) during and at any time subsequent to your employment in every reasonable way to obtain for its own benefit patents and copyrights for Inventions in any and all countries. Such patents and copyrights shall be and remain the sole and exclusive property of the Company or its nominee. You agree to perform such lawful acts as the Company deems to be necessary to allow it to exercise all right, title and interest in and to such patents and copyrights.

          7.5 In connection with this Agreement, you agree to execute, acknowledge and deliver to the Company or its nominee upon request and at its expense all documents, including assignments of title, patent or copyright applications, assignments of such applications, assignments of patents or copyrights upon issuance, as the Company may determine necessary or desirable to protect the Company's or its nominee's interest in Inventions, and/or to use in obtaining patents or copyrights in any and all countries and to vest title thereto in the Company or its nominee to any of the foregoing.

          7.6 You agree to keep and maintain adequate and current written records of all Inventions made by you (in the form of notes, sketches, drawings, flowcharts and other records as may be specified by the Company), which records shall be available to and remain the sole property of the Company at all times.

          7.7 You acknowledge that the Company from time to time may have agreements with other persons or with the U.S. Government or agencies thereof, which impose obligations or restrictions on the Company regarding Inventions made during the course of work thereunder or regarding the confidential nature of such work. You agree to be bound by all such obligations and restrictions and to take all action necessary to discharge the Company's obligations.

          7.8 You represent that your performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep confidential proprietary information, knowledge or data acquired by you in confidence or in trust prior to your employment by the Company, and you will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous client, employer or others. You agree not to enter into any agreement either written or oral in conflict herewith.

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

     8.  REMEDIES.  Your obligations under the provisions of Sections 4, 5, 6
         --------
and 7 of this Agreement (as modified by Section 10, if applicable) shall survive the expiration or termination of your employment (whether through your resignation or otherwise) with the Company. You acknowledge that a remedy at law for any breach or threatened breach by you of the foregoing provisions would be inadequate and you therefore agree that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

     9.  ASSIGNMENT.  This Agreement and the rights and obligations of the
         -----------
parties hereto shall bind and inure to the benefit of any successor or successors of the Company by reorganization, merger or consolidation and any assignee of all or substantially all of its business and properties, but, except as to any such successor or assignee of the Company, neither this Agreement nor any rights or benefits hereunder may be assigned by the Company or by you, except by operation of law.

     10.  GOVERNING LAW; CONSTRUCTION AND ENFORCEMENT; INDEMNIFICATION.  This
          -------------------------------------------------------------
Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts. You agree that any judicial action relating to this Agreement shall be adjudicated in the courts of the Commonwealth of Massachusetts and you consent to the exclusive jurisdiction of and venue in such courts with respect to all such actions. Your covenants set forth herein are of the essence of this Agreement; they shall be construed as independent of any other provision in this Agreement, and the existence of any claim or cause of action that you may have against the Company, whether predicated on this Agreement or not, shall not constitute a defense to the enforcement by the Company of these covenants. The remedies hereunder, and at law and in equity, shall be cumulative and not alternative, and shall not be exhausted by any one or more uses thereof. The nondisclosure and non-solicitation obligations contained herein shall be extended by the length of time during which you shall have been in breach of any of said provisions. You agree that, in addition to any of the remedies provided to the Company and its subsidiaries and affiliates herein, you shall indemnify and hold harmless the Company and its subsidiaries and affiliates from and against any loss, liability, claim, damage or expense (including without limitation attorneys' fees) occasioned by any breach of your covenants or agreements or the inaccuracy of any of your representations set forth in this Agreement.

     11.  SEVERABILITY.  IT IS THE INTENT OF THE PARTIES THAT in case any one or
          ------------
more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

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     12.  NOTICES.  Any notice which the Company is required to or may desire to
          -------
give you shall be given by personal delivery or registered or certified mail, return receipt requested, addressed to you at your address of record with the Company, or at such other place as you may from time to time designate in writing. Any notice which you are required or may desire to give to the Company hereunder shall be given by personal delivery or by registered or certified mail, return receipt requested, addressed to the Company at its principal office, or at such other office as the Company may from time to time designate in writing. The date of personal delivery or the date of making any notice under this Section 12 shall be deemed to be the date of delivery thereof.

     13.  WAIVERS.  If either party should waive any breach of any provision of
          --------
this Agreement, such party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

     14.  COMPLETE AGREEMENT; AMENDMENTS.  The foregoing, including Exhibit A
          -------------------------------
attached hereto, is the entire agreement of the parties with respect to the subject matter hereof, superseding any previous oral or written communications, representations, understandings, or employment agreements with the Company or any officer or representative thereof. Any amendment to this Agreement or waiver by the Company of any right hereunder shall be effective only if evidenced by a written instrument executed by the parties hereto, upon authorization of the Company's Board of Directors.

     15.  HEADINGS.  The headings of the Sections hereof are inserted for
          ---------
convenience and shall not be deemed to constitute a part hereof nor to affect the meaning of this Agreement in any way.

     16.  COUNTERPARTS.  This Agreement may be signed in two counterparts, each
          -------------
of which shall be deemed an original and both of which shall together constitute one agreement.

     17.  INDEPENDENT ADVICE.  You hereby acknowledge that you have been advised
          -------------------
of the opportunity available to you to seek and obtain the advice of legal counsel and financial advisors of your own choosing prior to and in connection with your execution of this Agreement. In addition you hereby affirm that you have either obtained such advice or knowingly and willingly decided to forego the opportunity to avail yourself of such advice.

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     If you are in agreement with the foregoing, please sign your name below, whereupon this Agreement shall become binding in accordance with its terms. Please then return this Agreement to the Company. (You may retain for your records the accompanying counterpart of this Agreement enclosed herewith).

                                    Very truly yours,

                                    TECHNICAL COMMUNICATIONS
                                      CORPORATION
                                    (As authorized by the Board of Directors)


                                    By: /s/ Carl H. Guild Jr.
                                        ---------------------
                                        Title:  Carl H. Guild Jr.
                                        President & CEO, TCC

Accepted and Agreed:


           /s/ Michael P. Malone
           ---------------------
           Michael Malone

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                                                                       EXHIBIT A


                  EMPLOYMENT TERM, COMPENSATION AND BENEFITS
                                      OF
                                MICHAEL MALONE

1.   TERM.  The term of the Agreement to which this Exhibit A is annexed and
     ----
     incorporated shall be for twelve (12) months.

2.   COMPENSATION.
     ------------

     (A)  BASE SALARY.   Your Base Salary shall be $125,000 per year, payable in
          -----------
          accordance with the Company's payroll policies.

     (B)  SALARY ADJUSTMENT; BONUSES. Your salary shall be subject to an annual
          --------------------------
          merit review and adjustment from time to time by the Company's Board of Directors. You shall be eligible for bonuses in the discretion of the Company's Board of Directors, based on an exceptional performance assessment.

3.   VACATIONS.  You shall be entitled to vacation time and sick leave in
     ----------
     accordance with current Company policy, as amended from time to time.

4.   INSURANCE AND BENEFITS.  You shall be eligible for participation in any
     -----------------------
     401(k) savings plan, health insurance plan, and other benefits in accordance with current Company policy, which policy is subject to change from time to time, and you shall be covered by the Company's officer and director liability insurance policy.

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